Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

Loews Corporation Announces Plan to Invest $700 Million of Equity in its
Boardwalk Pipeline Partners, LP Subsidiary

NEW YORK, March 17, 2008 – Loews Corporation (NYSE:LTR) announced today that its Board of Directors has authorized a proposed investment of $700 million in Boardwalk Pipeline Partners, LP. The investment in its 70% owned subsidiary would be made primarily through the purchase of newly created Class B limited partnership units of Boardwalk Pipeline.  The proposed purchase is subject to the approval of Boardwalk Pipeline’s Conflicts Committee and the completion of definitive documentation and is expected to close by June 30, 2008.

Although the final terms of the transaction are subject to further negotiation and to review and the approval by the Conflicts Committee, it is anticipated that the investment will have the following terms:


Loews would acquire newly created Class B limited partnership units of Boardwalk Pipeline for $686 million and would contribute an additional $14 million on behalf of Boardwalk Pipeline’s general partner to maintain its 2% general partner interest;


the Class B units would share in quarterly distributions with the holders of Boardwalk Pipeline’s common units, up to a maximum return on the Class B units of 1% per quarter (4% per annum, or $27.4 million per year, not  including distributions in respect of the 2% general partner interest); and


beginning five years after issuance, the Class B units would be convertible by the holder into an aggregate of 22,866,667 common units of Boardwalk Pipeline, representing a conversion price of $30 per common unit.

Boardwalk Pipeline has advised the Company that it intends to use the proceeds of approximately $700 million to fund a portion of the costs of its ongoing pipeline expansion projects.

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States.  Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA); Lorillard, Inc.; Boardwalk Pipeline Partners, LP (NYSE: BWP); Diamond Offshore Drilling, Inc. (NYSE: DO); HighMount Exploration & Production LLC; and Loews Hotels.

Statements in this press release that contain “forward-looking statements” include, but are not limited to, statements using the words “believes”, “expects”, “plans”, “intends”, “anticipates”, “proposes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected, including that the investment in Class B Units may not be completed or may be completed on terms that differ from those described in this press release. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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